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--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                      MPW INDUSTRIAL SERVICES GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                   [MPW LOGO]

                           9711 Lancaster Road, S.E.
                               Hebron, Ohio 43025

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 13, 2000

                               ------------------

To the Shareholders of
MPW Industrial Services Group, Inc.:

     The Annual Meeting of Shareholders of MPW Industrial Services Group, Inc. (the "Company") will be held at the Company's principal executive offices located at 9711 Lancaster Road, S.E., Hebron, Ohio 43025 on Wednesday, December 13, 2000, at 10:00 a.m. local time for the following purposes:

     1. To elect six Directors to serve for the ensuing year; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on November 10, 2000, will be entitled to vote at the meeting and any adjournment thereof. A list of such shareholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the Company's principal office.

                                        By Order of the Board of Directors

                                        /s/ IRA O. KANE
                                        IRA O. KANE
                                        President, Chief Operating Officer and
                                        Secretary

Hebron, Ohio
October 27, 2000

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE.

                      MPW INDUSTRIAL SERVICES GROUP, INC.
                           9711 LANCASTER ROAD, S.E.
                               HEBRON, OHIO 43025

                               ------------------

          PROXY STATEMENT FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 13, 2000

                               ------------------

     MPW Industrial Services Group, Inc. (the "Company") is mailing this Proxy Statement to the shareholders of the Company in connection with the solicitation of proxies by the Company's Board of Directors. These proxies will be used at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Wednesday, December 13, 2000, at the Company's principal executive offices located at 9711 Lancaster Road, S.E., Hebron, Ohio 43025 and at any adjournment thereof (the "Annual Meeting").

     If a shareholder properly executes and returns the enclosed form of proxy, it will be voted according to his or her instructions. If no instructions are given, it will be voted (i) for the election as Directors of the six nominees named below, and (ii) in the discretion of the proxies with respect to any other matter that may come before the meeting. Any shareholder may revoke a previously granted proxy by giving notice of revocation to the Company in writing or in open meeting before the proxy is exercised. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokers, nominees, fiduciaries and custodians incurred in sending proxy materials to principals and obtaining their instructions. In addition to the use of the mail, proxies may be solicited in person or by telephone or telegraph. Directors, officers and regular employees of the Company may solicit proxies without additional compensation.

     This Proxy Statement, Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders on or about November 15, 2000.

                                     VOTING

     The Board of Directors has fixed the close of business on November 10, 2000, as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. On October 27, 2000, there were outstanding 10,939,957 shares of the Company's Common Stock, without par value ("Common Stock"), all of one class and all of which are entitled to be voted at the Annual Meeting. Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share held by them.

     At the Annual Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Ohio law and the Company's Code of Regulations, properly executed proxies either marked "abstain" or held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting but will not be treated as either a vote for or a vote against any of the proposals to which such abstention or broker non-vote applies.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company's Common Stock is the only outstanding class of voting securities. The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of October 27, 2000 by (a) each person who owns beneficially more than 5% of Common Stock of the Company to the extent known to management, (b) each director, nominee and named executive officer of the Company, and (c) all directors and executive officers, as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                                 AMOUNT
                                                               AND NATURE
                                                              OF BENEFICIAL    PERCENT
                      BENEFICIAL OWNER                          OWNERSHIP      OF CLASS
                      ----------------                        -------------    --------
Monte R. Black (1)..........................................    6,217,500        56.8%
Goldman Sachs Asset Management (2)..........................    1,098,033        10.0%
T. Rowe Price Associates, Inc. (3)..........................      738,400         6.7%
Susan K. Black..............................................      620,000         5.7%
T. Rowe Price Small-Cap Stock Fund, Inc. (4)................      575,000         5.3%
Monte R. Black and Susan K. Black 1994 Irrevocable Trust....      547,840         5.0%
Ira O. Kane (5).............................................      533,000         4.9%
Richard R. Kahle............................................            0           *
C. Douglas Rockwell (6).....................................        8,750           *
Alfred Friedman (7).........................................        3,000           *
Pete A. Klisares (8)........................................        4,000           *
Gerald Nilsson-Weiskott (9).................................        8,000           *
Timothy A. Walsh (8)........................................        4,500           *
J. Craig Wright (10)........................................       13,500           *
All directors and executive officers as a group (9 persons)
  (11)......................................................    6,792,250        62.1%

---------------

  * less than 1%

 (1) Includes (i) 620,000 shares of Common Stock held by Mr. Black's wife, Susan
     K. Black, and (ii) an aggregate of 547,840 shares of Common Stock held in trust for Mr. Black's children. Mr. Black disclaims beneficial ownership of the foregoing shares. Also includes 17,500 shares of Common Stock subject to options to purchase, which are currently exercisable within 60 days.

 (2) Based on information contained in a Schedule 13G filed on February 10, 2000 and a Schedule 13G/A filed on March 10, 2000. The address for Goldman Sachs Asset Management is 1 New York Plaza, New York, New York 10004.

 (3) Based on information contained in a Schedule 13G filed on February 7, 2000. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

 (4) Based on information contained in a Schedule 13G filed on February 7, 2000. The address for T. Rowe Price Small-Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

 (5) Includes 533,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

 (6) Includes 8,750 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

 (7) Includes 2,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

 (8) Includes 3,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

 (9) Includes (i) 1,750 shares of Common Stock held by Mr. Nilsson-Weiskott's wife for which Mr. Nilsson-Weiskott disclaims beneficial ownership and (ii) 3,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

(10) Includes (i) 4,000 shares of Common Stock held in trust for Mr. Wright's child, (ii) 1,000 shares of Common Stock held by Mr. Wright's wife and
     (iii) 500 shares of Common Stock held by Alexi, Inc., a corporation in which Mr. Wright holds a controlling interest. Mr. Wright disclaims beneficial ownership of the foregoing shares. Also includes 2,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

(11) Includes (i) 620,000 shares of Common Stock held by Mr. Black's wife, Susan
     K. black, (ii) an aggregate of 547,840 shares of Common Stock held in trust for Mr. Black's children, (iii) 4,000 shares of Common Stock held in trust for Mr. Wright's child, (iv) 1,000 shares of Common Stock held by Mr. Wright's wife, (v) 500 shares of Common Stock held by Alexi, Inc., a corporation in which Mr. Wright holds a controlling interest and (vi) 1,750 shares of Common Stock held by Mr. Nilsson-Weiskott's wife. Mr. Black, Mr. Wright and Mr. Nilsson-Weiskott disclaim beneficial ownership of the following shares. Includes 721,250 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

                        PROPOSAL: ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES

     Six Directors will be elected at the Annual Meeting. Each Director elected at the Annual Meeting will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal from office. The Company's management intends that the shares represented by the enclosed proxy will be voted, unless the shareholder executing the proxy otherwise instructs, for the election to the Board of Directors of each of the six nominees named below.

     The Company has no reason to believe that any of such nominees will be unable, if elected, to serve as a Director. However, if such an event should occur, the Company's management intends that the shares represented by the enclosed proxy will be voted for the remainder of the nominees, and for such substitute nominee or nominees as may be selected by the Company's current Board of Directors.

     All of the nominees for Director named below are currently serving as Directors of the Company for terms expiring at the Annual Meeting. Mr. Klisares became a Director of the Company in February 1998, Mr. Friedman became a Director in November 1998 and Messrs. Walsh and Wright became Directors in September 1994 and May 1999, respectively. Mr. Kane took his position as a Director of the Company in March 1994 and Mr. Black has served as the Chairman of the Board of Directors since founding the Company in 1972. Dr. Nilsson-Weiskott, a current Director of the Company, has declined to stand for re-election.

     The following table sets forth information regarding each of the persons nominated for election to the Board of Directors. Certain biographical information regarding each of the persons nominated for election to the Board of Directors is described below the table.

         NAME                 AGE                                POSITION
         ----                 ---                                --------
Monte R. Black                50        Chairman of the Board of Directors and Chief Executive
                                        Officer
Ira O. Kane                   53        President, Chief operating Officer and Secretary; Director
Pete A. Klisares              64        Director
Alfred Friedman               59        Director
Timothy A. Walsh              39        Director
J. Craig Wright               71        Director

     Monte R. Black originally founded the Company in 1972 and has served as Chief Executive Officer and Chairman of the Board of Directors since that time.

     Ira O. Kane has served as President, Chief Operating Officer and Director of the Company since February 1994. Prior to joining the Company, Mr. Kane served as chairman of the board of directors, senior executive vice president and director of NSC Corporation, an asbestos abatement company, and president and chief operating officer of NSC Industrial Services Corp., an industrial services company, from June 1993 until February 1994. Prior to joining NSC Corporation, Mr. Kane served as director and executive vice president of OHM Corporation, an environmental services company, from January 1984 until June 1993. Prior to joining OHM Corporation, Mr. Kane was a partner with Crabbe, Brown, Jones, Potts & Schmidt, a law firm.

     Pete A. Klisares has served as a Director of the Company since February 1998. Mr. Klisares is the principal of MIGG Capital, an Ohio-based venture capital company. Mr. Klisares previously served as president, chief operating officer and a director of Karrington Health, Inc., a provider of assisted living facilities, from August 1997 to June 1999. Prior to this time, Mr. Klisares served in the following capacities with Worthington Industries, Inc., a manufacturer of processed steel and custom cast products: (i) executive vice president from August 1993 to July 1997, and (ii) assistant to the chairman of the board of directors from December 1991 to July 1993. Before joining Worthington Industries, Inc., Mr. Klisares served as executive director of JMAC, Inc. an investment vehicle, from May 1991 to December 1991 and as Manufacturing Vice President and General Manager of AT&T, a telecommunications firm, for more than five years prior to May 1991. Mr. Klisares also serves as a director of Dominion Homes, Inc., a residential construction firm, and Huntington National Bank, N.A., a national banking association.

     Timothy A. Walsh has served as a Director of the Company since September 1994. Mr. Walsh has served as executive vice president, chief financial officer and treasurer of Farm Family Holdings, Inc., a property and casualty company, since February 2000 and as executive vice president, finance and treasurer for Farm Family Holdings, Inc. since December 1996. Prior to this time, Mr. Walsh served in the following capacities with Farm Family Insurance Company, a subsidiary of Farm Family Holdings, Inc.: (i) senior vice president, finance from March 1996 to November 1996; and (ii) director of corporate development from August 1995 to March 1996. Prior to this time, Mr. Walsh served as Vice President, Finance, Chief Financial Officer and Secretary of MPW Industrial Services, Inc. from April 1994 until August 1995 and as corporate controller for NSC Corporation, an asbestos abatement company, from June 1992 until April 1994. Before joining NSC Corporation, Mr. Walsh was employed by KPMG Peat Marwick, a public accounting firm.

     Alfred Friedman has served as a Director of the Company since November 1998. Mr. Friedman has been an independent financial consultant since 1998 and prior thereto was a partner at PricewaterhouseCoopers, LLC, an accounting firm, or its predecessor firms since 1974.

     J. Craig R. Wright has served as a Director of the Company since May 1999. Mr. Wright is of counsel with Chester, Wilcox and Saxbe, a law firm, and prior thereto, Mr. Wright was an Associate Justice of the Ohio Supreme Court from January 1985 to March 1996.

EXECUTIVE OFFICERS AND NON-CONTINUING DIRECTOR

     In addition to Messrs. Black and Kane, information with respect to whom is set forth above, the executive officers and non-continuing Director of the Company include the following:

     C. Douglas Rockwell (age 48). Mr. Rockwell joined the Company in March 1999 and was appointed Vice President, New Business Strategies in July 1999. Prior to joining the Company, Mr. Rockwell served as Manager, Global Service Business Development from 1996 until 1999 and Manager, LMS-Leasing from 1994 to 1996 for GE Transportation Systems, a subsidiary of General Electric Corporation, a diversified industrial corporation, and before 1994 served in various capacities for Southern Pacific Lines, a railway company.

     Richard R. Kahle (age 36). Mr. Kahle joined the Company in September 2000 and was appointed Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Kahle served in the following capacities for Bank One Corporation, a bank holding company, from January 1997 until September 2000:
(i) senior vice president -- finance, consumer lending division; (ii) manager of financial planning and analysis -- consumer lending division; (iii) national accounting director; (iv) director of financial reporting; and (v) corporate accounting manager. Before joining Bank One Corporation, from December 1994 until December 1996, Mr. Kahle was the manager of financial accounting for Clopay Corporation, a manufacturer, and from August 1990 until December 1994, Mr. Kahle was the supervisor of financial reporting for Borden, Incorporated, a manufacturer of chemicals, packaged foods, housewares and consumer adhesives. Prior to joining Borden, Incorporated Mr. Kahle was employed by Deloitte & Touche, a public accounting firm.

     Gerald Nilsson-Weiskott (age 51). Dr. Nilsson-Weiskott served as a Director of the Company from February 1998 until October 2000. Dr. Nilsson-Weiskott founded and has served as senior partner of Organizational Horizons Incorporated, a comprehensive human resource consulting firm, since 1983. Dr. Nilsson-Weiskott also served as director of marketing and development of Healthy Lifestyle Consultants, a behavioral health company, from 1979 until March 1997. Prior to this time, Dr. Nilsson-Weiskott served as the director of training of The Ohio State University Consultation and Counseling Services.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

     During the Company's fiscal year ended June 30, 2000 ("fiscal 2000"), the Board of Directors of the Company held a total of five meetings.

     The Company has an Executive Committee that is empowered to exercise the power and authority of the Board of Directors between meetings of the Board of Directors. Messrs. Black, Kane, Klisares and Walsh are presently the members of the Executive Committee, which did not meet during fiscal 2000.

     The Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors met once during fiscal 2000. Messrs. Klisares, Nilsson-Weiskott and Walsh are presently members of the Compensation Committee, the primary function of which is to review and approve salaries and other benefits for executive officers of the Company, to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs and to administer the Company's stock option plans and approve awards of stock options made under the Company's 1997 Stock Option Plan.

     The Company has an Audit Committee, the primary function of which is to oversee the accounting and auditing affairs of the Company. Messrs. Friedman, Walsh and Wright presently serve as members of the Audit Committee, which met twice during fiscal 2000.

     The Company has no standing nominating committee or committee performing similar functions.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The compensation discussion that follows has been prepared based on the actual plan and non-plan compensation awarded to, earned by or paid to the Company's named executive officers during the periods presented. The Company's compensation arrangements with its directors and certain arrangements with its named executive officers are described below.

CASH COMPENSATION TABLE

     The following table sets forth the compensation paid or payable by the Company during the fiscal years ended June 30, 2000, 1999 and 1998, to those individuals serving as the registrant's chief executive officer at any time during fiscal 2000 and certain other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                         ANNUAL COMPENSATION    COMPENSATION AWARDS
                                                         -------------------   ---------------------
                                                          SALARY     BONUS     SECURITIES UNDERLYING
          NAME AND PRINCIPAL POSITION             YEAR     ($)        ($)           OPTIONS (#)
          ---------------------------             ----   --------   --------   ---------------------
Monte R. Black                                    2000   458,800         --                --
Chairman of the Board of Directors and Chief      1999   453,200    294,580            35,000
Executive Officer                                 1998   453,097    226,600                --
Ira O. Kane                                       2000   337,700         --                --
President and Chief Operating Officer             1999   300,000    222,750            30,000
                                                  1998   279,167    181,000                --
Daniel P. Buettin(1)                              2000   189,300         --                --
Vice President, Chief Financial Officer, and      1999   168,800    109,284            25,000
Assistant Secretary                               1998   150,083     84,000                --
C. Douglas Rockwell(2)                            2000   163,700     23,000                --
Vice President, Business Development              1999    44,400         --            35,000
Robert J. Gilker(3)                               2000   169,400         --                --
Vice President, Law and Administration and        1999   168,800     42,000           100,000
Secretary                                                                                  --

---------------

(1) Subsequent to the end of the 2000 fiscal year, Mr. Buettin resigned as an officer of the Company.

(2) Mr. Rockwell joined the Company in March 1999.

(3) Mr. Gilker joined the Company in July 1998 and, subsequent to the end of the 2000 fiscal year, resigned as an officer of the Company.

FISCAL 2000 AGGREGATED OPTION EXERCISES FY-END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options by each of the Company's named executive officers during fiscal 2000 and fiscal year end value of unexercised options.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                      OPTIONS AT FISCAL YEAR-       OPTIONS AT FISCAL YEAR-
                             SHARES       VALUE               END(#)                       END($)(1)
                           ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
          NAME             EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------   -----------   -------------   -----------   -------------
Monte R. Black...........        --           --        8,750        26,250               --            --
Ira O. Kane..............        --           --      525,500        22,500        2,904,426            --
Daniel P. Buettin........    49,923      402,499      135,750        37,250          663,947        89,488
C. Douglas Rockwell......        --           --        8,750        26,250               --            --
Robert J. Gilker.........        --           --       50,000        50,000               --            --

---------------

(1) Value is based on the June 30, 2000 closing price of $7.75 per share of the Company's common stock on the NASDAQ National Market.

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive compensation for serving as Directors. Non-employee Directors are paid a quarterly fee of $1,500 as well as additional fees of $1,000 for each meeting of the Board of Directors or of a committee of the Board of Directors attended by such Director. In addition, under the Company's 1997 Stock Option Plan each non-employee Director of the Company who is in office on the business day following the date of the first annual meeting of shareholders of the Company following the date at which he or she is elected a Director receives an option to purchase 2,000 shares of Common Stock and each non-employee Director of the Company in office on the business day following the date of each subsequent annual meeting of shareholders receives an option to purchase 1,000 shares of Common Stock. All Directors of the Company also are reimbursed for reasonable travel expenses to and from meetings of the Board of Directors and committees.

SEVERANCE AGREEMENTS WITH CERTAIN EXECUTIVES

     The Company entered into separate severance agreements (the "Severance Agreements"), which are designed to ensure the continuity of management in the event of a change in control, with Mr. Black, Mr. Kane, Mr. Rockwell, Mr. Buettin and Mr. Gilker. The Severance Agreements provide that following a change in control such executives will be entitled to severance compensation upon termination of employment during the period commencing with the occurrence of the change in control and continuing until the earliest of (i) the third anniversary of the occurrence of the change in control, (ii) death or (iii) attainment of age 65 and the occurrence of one or more certain additional events.

     Under the Severance Agreements, severance compensation will be a lump sum payment in an amount equal to three times the sum of (i) base pay at the highest rate in effect for the three calendar years immediately preceding the year in which the change in control occurs, plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation made or to be made in regard to services rendered in any fiscal year during the three fiscal years immediately preceding the year in which the change in control occurs, less the sum of (iii) any and all payments received from the Company, a successor or their affiliates following a change in control, plus (iv) any future payments to be made in accordance with any employment agreements or other contracts between the Company and such other entities. For three years following termination, the Company will arrange to provide the executives with welfare benefits substantially similar to those they were receiving or were entitled to receive immediately prior to the termination date, with such three-year period qualifying as service with the Company for the purpose of determining service credits and benefits under the Company's various retirement benefit plans.

     The Company has agreed to pay any and all legal fees incurred by these executives in connection with the interpretation, enforcement or defense of their rights under the Severance Agreements. The terms of the

Severance Agreements run until the later of (i) the close of business on June 30, 2002 or (ii) the expiration of the three-year period of severance benefit coverage. Beginning in fiscal 2003, the Severance Agreements will automatically be renewed for successive one year terms unless the Company or the executive gives notice of intent to terminate before such renewal.

     Subsequent to the end of fiscal 2000, Mr. Buettin and Mr. Gilker resigned as executive officers of the Company in connection with the proposed privatization of the Company. Mr. Buettin and Mr. Gilker each entered into a Severance and Release Agreement with the Company, providing for certain payments and benefits. Pursuant to their Severance and Release Agreements, Mr. Buettin and Mr. Gilker received payments of $228,500 and $185,500, respectively, and will receive additional payments of $450,000 and $300,000, respectively, if, within three years of August 1, 2000 (i) the Company consummates a going-private transaction, (ii) a majority of the Company's voting Common Stock is held by any person or group other than Monte R. Black and his affiliates or (iii) the Company sells more than 52% of its assets as they appear on its September 30, 2000 balance sheet.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Klisares, Nilsson-Weiskott and Walsh. Prior to November, 1997, the Company never had a Compensation Committee or other committee of the Board of Directors performing similar functions and decisions concerning compensation of executive officers of the Company were made by the Company's Chief Executive Officer. Mr. Walsh served as Vice President, Finance, Chief Financial Officer and Secretary of MPW Industrial Services, Inc., a subsidiary of the Company, from April 1994 until August 1995.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

     The Compensation Committee of the Board (the "Compensation Committee") is comprised of three outside directors, none of whom is or was formerly an officer of the Company, although Mr. Walsh served as Vice President, Finance, Chief Financial Officer and Secretary of MPW Industrial Services, Inc., a subsidiary of the Company from April 1994 until August 1995. During fiscal 2000, none of the Company's executive officers served on the board of any entity of which a Compensation Committee member was an executive officer or on the compensation committee of any entity of which any director of the company was an executive officer.

  Role of Compensation Committee

     Prior to November 1997, the Company had no Compensation Committee, and decisions concerning compensation of executive officers of the Company were made by the Company's Chief Executive Officer. Following the Company's initial public offering (the "Offering"), the Compensation Committee undertook the oversight responsibility for the Company's executive compensation program.

     In general, the Company's compensation program for executive officers consists of three primary elements: a base salary, a discretionary bonus and periodic grants of stock options. The Compensation Committee believes that it is important to pay competitive salaries but also to make a high proportion of the executive officers' total compensation at risk in order to cause the executive officers to focus on both the short-term and the long-term interests of the Company's shareholders. Therefore, the bonus (which permits individual performance to be recognized on an annual basis, and which is based, in part, on an evaluation of the contribution made by the executive officer to the Company's performance and other individual and organizational goals) and stock option grants (which directly tie the executive officer's long-term remuneration to stock price appreciation realized by the Company's shareholders) are important components of the overall compensation package.

---------------

* Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the information set forth under "--Board Compensation Committee Report on Executive Compensation" and "--Performance Graph" shall not be incorporated by reference into any such filings.

  Base Salary

     Base salary is reviewed annually. In evaluating the base salary component of compensation for the Company's executive officers the Compensation Committee considers individual performance and industry analysis and comparisons.

     For fiscal 2000, only one of the Company's executive officers received an increase in base salary; all other base salaries for the Company's executive officers remained unchanged.

  Bonus Plan

     Bonuses are awarded at the discretion of the Compensation Committee and are targeted at a percentage of the annual base salary of each executive officer. The targeted bonus is the bonus the Company expects to award, based on the Company's and individual's achievement of certain performance objectives. The granted bonus may be more or less than the targeted percentage, based on the subjective determination by the Compensation Committee of the executive's performance and the Company's performance in relation to the stated goals. For fiscal 2000, only one of the Company's executive officers received a bonus.

  Stock Options

     The purpose of the Company's 1997 Stock Option Plan is to attract and retain key personnel and directors of the Company and to enhance their interest in the Company's continued success. The maximum number of the Company's Common Shares with respect to which awards may be granted under the 1997 Stock Option Plan is 1,200,000. During fiscal 2000, the Company did not grant stock options to any of its executive officers.

  Chief Executive Officer Compensation

     Mr. Black, the Company's Chief Executive Officer, was paid an annual salary of $458,800 for the fiscal year ended June 30, 2000. For fiscal 2000, Mr. Black did not receive a bonus and was not granted any stock options. The Compensation Committee believes that tying the remuneration of Mr. Black to the performance of the Common Stock will enhance the long-term performance and stability of the Company.

  Section 162(m) Compliance

     Section 162(m) of the Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer. The Company intends to satisfy the requirements of Section 162(m) should the need arise.

                                          Submitted by the Compensation
                                          Committee of the Company

                                          TIMOTHY A. WALSH, Chairman
                                          PETE A. KLISARES
                                          GERALD NILSSON-WEISKOTT

PERFORMANCE GRAPH*

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S&P Composite-500 Stock Index, (i) a peer group of companies selected by the Company consisting of companies engaged in whole or in part in the industrial cleaning and maintenance industry (the "Industrial Cleaning Peer Group") and (ii) a peer group selected by the Company to include companies that provide a broader range of services to industry and composed of the companies that make up the Facilities Services Group as defined by analysts from Deutsche Bank Alex. Brows (the "Facilities Services Peer Group"). These companies are similar to the Company in that they provide various services to industry on an outsourcing basis, though not necessarily the same types of services as the Company. The companies that make up the Industrial Cleaning Peer Group are: ABM Industries, Inc., Harsco Corporation, Philip Services Corp., The Servicemaster Company and Valley Systems, Inc. The companies that make up the Facilities Services Peer Group are: ABM Industries, Inc., Arguss Communications, Inc., Comfort Systems USA, Inc., Dycom Industries, Inc., Emcor Group, Inc., Encompass Services Corp., Firstservice Corporation, Integrated Electrical Services, Inc., Mastec Inc., Mobile Mini, Inc., Quanta Services, Inc., The Servicemaster Company, United Rentals, Inc. and Viad Corp.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
        AMONG MPW INDUSTRIAL SERVICES GROUP, INC., THE S & P 500 INDEX,
   THE INDUSTRIAL CLEANING PEER GROUP AND THE FACILITIES SERVICES PEER GROUP [INSERT COMPARISON GRAFT]

                                          MPW INDUSTRIAL SERVICES GROUP, INC.   FACILITIES SERVICES PEER GROUP
12/2/97                                                                   100                              100
12/97                                                                     100                              112
1/98                                                                       92                              113
2/98                                                                      108                              118
3/98                                                                      121                              124
4/98                                                                      133                              126
5/98                                                                      153                              134
6/98                                                                      150                              148
7/98                                                                      125                              135
8/98                                                                      101                              114
9/98                                                                      106                              123
10/98                                                                     111                              129
11/98                                                                     133                              129
12/98                                                                     125                              143
1/99                                                                      136                              139
2/99                                                                      128                              129
3/99                                                                       92                              133
4/99                                                                      101                              138
5/99                                                                      114                              133
6/99                                                                      111                              143
7/99                                                                      118                              139
8/99                                                                      101                              120
9/99                                                                       79                              121
10/99                                                                      89                              102
11/99                                                                     103                              105
12/99                                                                      88                              107
1/00                                                                       89                              112
2/00                                                                       88                              111
3/00                                                                       61                              124
4/00                                                                       81                              133
5/00                                                                       76                              128
6/00                                                                       86                              124

                                                S&P 500          INDUSTRIAL CLEANING PEER GROUP
12/2/97                                             100                                     100
12/97                                               100                                     111
1/98                                                101                                      97
2/98                                                108                                     100
3/98                                                114                                     106
4/98                                                115                                     101
5/98                                                113                                     104
6/98                                                118                                     116
7/98                                                116                                     104
8/98                                                 99                                      93
9/98                                                106                                      89
10/98                                               114                                      91
11/98                                               121                                      94
12/98                                               128                                      94
1/99                                                134                                      83
2/99                                                130                                      82
3/99                                                135                                      86
4/99                                                140                                      86
5/99                                                137                                      81
6/99                                                144                                      84
7/99                                                140                                      80
8/99                                                139                                      73
9/99                                                135                                      73
10/99                                               144                                      63
11/99                                               147                                      62
12/99                                               155                                      61
1/00                                                148                                      66
2/00                                                145                                      55
3/00                                                159                                      57
4/00                                                154                                      66
5/00                                                151                                      62
6/00                                                155                                      56

      * $100 INVESTED ON 12/2/97 IN STOCK OR INDEX-
       INCLUDING REINVESTMENT OF DIVIDENDS.
       FISCAL YEAR ENDED JUNE 30.

---------------

* Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the information set forth under "-- Board Compensation Committee Report on Executive Compensation" and "-- Performance Graph" shall not be incorporated by reference into any such filings.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 9, 1996, the Company sold certain real estate and a commercial building located in Chesterfield, Michigan, which currently serves as one of the Company's industrial container cleaning facilities, to the Black Family Limited Partnership, an Ohio limited partnership in which Monte R. Black serves as the sole general partner, for an aggregate consideration of $2.2 million. As part of the same transaction, the partnership and the Company entered into a long-term lease arrangement with respect to the facility for a term of ten years at an annual payment amount of approximately $421,000, payable monthly. In connection with the Offering, the Company entered into an amended lease agreement through June 30, 2004, which provides for an annual rental of $288,000, payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm's-length transaction.

     As part of an industrial revenue bond financing in 1986, Monte R. and Susan
K. Black constructed an approximately 67,000 square foot building in Hebron, Ohio, which the Company leased for a ten-year term. Annual rent payments on the building and equipment during this ten-year term were $726,000, payable monthly. In connection with the Offering, the Company entered into an amended lease agreement through June 30, 2004, which provides for an annual rental of $600,000, payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm's-length transaction.

     In 1989 the Company entered into a five-year agreement to rent certain real estate and a commercial building located in Newark, Ohio from Monte R. and Susan
K. Black as the principal offices of the Company's industrial water subsidiary. In 1993 the Company extended the lease for an additional five-year term. Annual lease payments were $46,920, payable monthly. Effective July 1, 1997, the Company entered into a lease agreement through June 30, 2004, which provides for an annual rental of $66,000, payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm's-length transaction.

     In 1999, the Company entered into a seventy-five month agreement to rent certain real estate and a commercial building located in Newark, Ohio from Miramonte Properties, LLC, a limited liability company controlled by Monte R. Black, as additional operating space for the Company's industrial water subsidiary. The lease provides for annual rental of $54,000 payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm's-length transaction.

     The Company provides from time to time certain operational, administrative and financial services to Pro-Kleen Industrial Services, Inc., a portable sanitation services company wholly-owned by Monte R. Black. During fiscal 2000, such services totaled $61,000.

     In February 1998, the Company sold its corporate aircraft at a fair market value of $3.6 million to an entity controlled by Monte R. Black. The purchase price was paid by redeeming a portion of the indebtedness created by the termination prior to the Offering, of the S Corporation status of MPW Industrial Services, Inc. ("Industrial") and distribution of accumulated undistributed earnings to the former shareholders of Industrial. At the same time, the Company entered into a five-year agreement to rent the aircraft from such entity for an annual lease payment of $360,000, payable monthly, plus applicable state and local sales taxes. This lease terminates on January 31, 2003 unless extended by the parties or unless terminated earlier by either party on no less than 120 days' prior written notice.

     C. Douglas Rockwell, who joined the Company in March 1999 and became an executive officer in July 1999, received a loan from the Company in the principal amount of $130,000 to facilitate relocation. The loan matures on May 12, 2001 bears interest at the lowest per annum rate necessary to avoid imputation of interest under Internal Revenue Service regulations and is secured by a second mortgage on Mr. Rockwell's residence.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that during the last completed fiscal year all filing requirements applicable to its Directors and Executive Officers were complied with, except that Daniel P. Buettin, who resigned as Vice President, Chief Financial Officer and Assistant Secretary subsequent to the end of the fiscal year, filed a late report with respect to one sale of Common Stock.

               SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Shareholder proposals for the 2001 annual meeting of shareholders (the "2001 Annual Meeting") must be received by the Secretary of the Company by June 4, 2001, to be included in the Company's proxy statement, notice of annual meeting and proxy related to the 2001 Annual Meeting.

                                 OTHER MATTERS

     Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended June 30, 2000. REPRESENTATIVES OF ERNST & YOUNG LLP ARE EXPECTED TO APPEAR AT THE ANNUAL MEETING TO MAKE A STATEMENT, IF THEY WISH TO DO SO, AND TO BE AVAILABLE TO ANSWER APPROPRIATE QUESTIONS FROM SHAREHOLDERS AT THAT TIME. THE BOARD OF DIRECTORS EXPECTS TO REAPPOINT ERNST & YOUNG LLP AS ITS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2001.

     The Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the meeting.

     THE COMPANY WILL FURNISH A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2000, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING OTHER EXHIBITS, WITHOUT CHARGE, TO ANY PERSON UPON WRITTEN REQUEST ADDRESSED TO IRA O. KANE, PRESIDENT, CHIEF OPERATING OFFICER AND SECRETARY, MPW INDUSTRIAL SERVICES GROUP, INC., 9711 LANCASTER ROAD, S.E., HEBRON, OHIO 43025.

                                        /s/ IRA O. KANE
                                        IRA O. KANE
                                        President, Chief Operating Officer and
                                        Secretary

October 27, 2000
Hebron, Ohio

                           MPW INDUSTRIAL SERVICES GROUP, INC.

               PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, DECEMBER 13, 2000

            The undersigned hereby appoints each of Monte R. Black, Ira O. Kane and Richard R. Kahle as proxies with full power of substitution, and hereby authorizes each of them to present and vote, as designated on the reverse side of this card, all the shares of Common Stock, without par value, held of record on November 10, 2000 by the undersigned in MPW INDUSTRIAL SERVICES GROUP, INC., at the Annual Meeting of Shareholders to be held on December 13, 2000 and at any adjournments thereof.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, it will be voted in the manner directed on the reverse side of this card by the undersigned shareholder, if no direction is made, this proxy will be voted for Proposal #1.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE
                                ENCLOSED PREPAID ENVELOPE.

                                                  Date: , 2000
                                                  ------------------------------

                                                  ------------------------------
                                                      Shareholder Signature
                                                  PLEASE SIGN YOUR NAME EXACTLY
                                                  AS IT APPEARS AT LEFT. IN
                                                  SIGNING AS ATTORNEY, EXECUTOR,
                                                  TRUSTEE OR GUARDIAN, PLEASE
                                                  GIVE YOUR FULL TITLE AS SUCH,
                                                  AND IF SIGNING FOR A
                                                  CORPORATION, PLEASE GIVE YOUR
                                                  TITLE. WHEN SHARES ARE IN THE
                                                  NAME OF MORE THAN ONE PERSON,
                                                  EACH SHOULD SIGN.

                           MPW INDUSTRIAL SERVICES GROUP, INC.

                                          PROXY

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL #1.
          1. Election of Directors:

                      [ ]FOR all of the nominees, except vote withheld from those whose names are entered on the line below:
                        NOMINEES: Monte R. Black, Alfred Friedman, Ira O. Kane, Pete A. Kilsares, Timothy A. Walsh and J.
                      Craig R. Wright
                      -------------------------------------------------------------------------------------------------------
                        [ ]WITHHOLD authority to vote for all of the above nominees

          2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                  BE SURE TO DATE AND SIGN THE REVERSE SIDE OF THIS CARD
        P
        R
        O
        X
        Y
                                   Proxy Card